Exhibit 99.1
Not for release, publication or distribution, in whole or in part, in, into or from a Restricted Jurisdiction.
FOR IMMEDIATE RELEASE
12 February 2010

RECOMMENDED ACQUISITION FOR CASH OF SKILLSOFT PLC
BY SSI INVESTMENTS III LIMITED BY MEANS OF A SCHEME OF ARRANGEMENT
UNDER SECTION 201 OF THE COMPANIES ACT 1963 OF IRELAND

Summary
The Board of SkillSoft and the Board of SSI, a company formed by funds sponsored by each of Berkshire Partners LLC (“Berkshire”), Advent International Corporation (“Advent”) and Bain Capital Partners LLC (“Bain Capital Partners”) (together, the “Investor Group”), are pleased to announce that they have reached agreement on the terms of a recommended acquisition for cash of the entire issued and to be issued share capital of SkillSoft by SSI by means of a scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.
Consideration
Under the terms of the Scheme, SkillSoft Shareholders will be entitled to receive:
US$10.80 per SkillSoft Share in cash
The Consideration values the entire issued and to be issued share capital of SkillSoft at approximately US$1.1 billion. Under the terms of the Acquisition, SkillSoft ADS Holders will receive US$10.80 in cash for each SkillSoft ADS they own.
The Consideration represents:
•	a premium of approximately 26 per cent. over US$8.56, being the average daily Closing Price of a SkillSoft ADS over the last 12 months up to and including 11 February 2010, being the last Business Day prior to this announcement;

•	a premium of approximately 11 per cent. over US$9.76, being the Closing Price of a SkillSoft ADS on 11 February 2010; and

•	a higher price than any Closing Price of a SkillSoft ADS over the last 12 months up to and including 11 February 2010.
The Acquisition offers an attractive liquidity event for SkillSoft Securityholders.
Recommendation of the Board of SkillSoft
The Board of SkillSoft, which has been so advised by Credit Suisse, considers the terms of the Acquisition to be fair and reasonable. In providing its advice, Credit Suisse has taken into account the commercial assessments of the Board of SkillSoft. Accordingly, the Board of SkillSoft intends unanimously to recommend to SkillSoft Securityholders to vote in favour of the Acquisition and the Scheme, as the directors of SkillSoft who are SkillSoft Securityholders have irrevocably undertaken (subject to certain exceptions) to do in respect of their own beneficial holdings, amounting to, in aggregate 5,877 SkillSoft Shares, which represents approximately 0.006 per cent. of the issued share capital of SkillSoft.
SSI is a company formed by funds sponsored by each of Berkshire, Advent and Bain Capital Partners. Stockbridge Fund L.P. (“Stockbridge”), an affiliate of Berkshire, owns or controls 170,625 SkillSoft Shares in total, representing approximately 0.180 per cent. of the entire issued share capital of SkillSoft. Stockbridge has irrevocably undertaken to SSI and SkillSoft (subject to certain exceptions), in respect of the SkillSoft Shares which it owns or controls, not to vote such SkillSoft Shares at the Court Meeting but to vote such SkillSoft Shares in favour of the resolutions to be considered at the Extraordinary General Meeting. Stockbridge Partners LLC, an affiliate of Berkshire, that manages investments for its clients has limited discretionary voting power in respect of 110,319 SkillSoft Shares representing approximately 0.117 per cent. of the entire issued share capital of SkillSoft. Stockbridge Partners LLC has similarly undertaken (subject to certain exceptions) so to vote, subject to the prior rights of those clients to exercise voting power themselves.
The Acquisition, by means of the Scheme, is subject to the conditions and further terms set out in Appendix I.
The Board of SkillSoft is being advised by Credit Suisse.
Morgan Stanley is acting as lead financial adviser to SSI and the Investor Group.
Barclays Capital is acting as financial adviser to SSI and the Investor Group.
Wilmer Cutler Pickering Hale and Dorr LLP and William Fry are acting as legal advisers to the Board of SkillSoft.
Ropes & Gray LLP and Mason Hayes+Curran are acting as legal advisers to SSI and the Investor Group.
Commenting on the Acquisition on behalf of the Board, Mr. Chuck Moran, CEO and President of SkillSoft said:
“SkillSoft is pleased to announce this transaction, which is being unanimously recommended by the Board of Directors. We believe the transaction is good for our shareholders as the offer represents an attractive premium relative to our trading history and, as an all cash offer, provides liquidity for shareholders. We view the transaction as an endorsement of SkillSoft’s leadership and success, which has been achieved through the commitment of a dedicated team over many years.”
Commenting on the Acquisition on behalf of the Investor Group, Michael Ascione, a Managing Director of Berkshire and a director of SSI, said:
“We are delighted to have reached agreement with the Board of SkillSoft on this recommended transaction. We believe the acquisition represents a compelling opportunity for SkillSoft and its shareholders that maximizes value and certainty, reduces execution risk and provides immediate liquidity. Berkshire, Advent and Bain Capital Partners look forward to supporting Chuck Moran and the SkillSoft team in creating long term value for SkillSoft’s customers and pursuing the opportunities for growth that we see in existing business lines and new products and customer solutions.”
This summary should be read in conjunction with the full text of the following announcement. Appendix IV to the following announcement contains definitions of certain terms used in this summary and the following announcement.
Enquiries:

SkillSoft
Tom McDonald, Chief Financial Officer	+1(603)324-3000

Geoff Grande, FD Investor Relations	+1(617)747-1721
Jonathan Neilan, FD Media Relations, Ireland	+353(0)16633686

Financial Adviser to SkillSoft
Credit Suisse
North America
Adam Nordin	+1(312)750-3000
Storm Duncan	+1(415)249-2100

UK & Ireland
Zachary Brech	+442078888888

SSI
Michael Ascione, Berkshire	+1(617)227-0050

Financial Adviser to SSI and the Investor Group
Morgan Stanley

North America
Michael George	+1(212)761-4000
Christopher Bartlett	+1(212)761-4000

UK & Ireland
Ian Hart	+442074258000
Laurence Hopkins	+442074258000
The directors of SkillSoft accept responsibility for the information contained in this announcement, other than that relating to SSI, Berkshire, Advent, Bain Capital Partners, the Investor Group, Stockbridge, Stockbridge Partners LLC, their respective associates and the directors of SSI and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of SkillSoft (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
The directors of SSI accept responsibility for the information contained in this announcement relating to SSI, the Investor Group, Berkshire, Advent, Bain Capital Partners, Stockbridge, Stockbridge Partners LLC, their respective associates and the directors of SSI and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of SSI (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility) is in accordance with the facts and does not omit anything likely to affect the import of such information.
Credit Suisse, which is regulated under the laws of the United States of America, is acting exclusively for SkillSoft and no one else in connection with the Acquisition and will not be responsible to anyone other than SkillSoft for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.
Morgan Stanley, which is regulated under the laws of the United States of America, is acting as lead financial adviser to SSI and the Investor Group and no one else in connection with the Acquisition and will not be responsible to anyone other than SSI and the Investor Group for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.
Barclays Capital, which is regulated under the laws of the United States of America, is acting as financial adviser to SSI and the Investor Group and no one else in connection with the Acquisition and will not be responsible to anyone other than SSI and the Investor Group for providing the protections afforded to clients of Barclays Capital or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.
The full text of the conditions and reference to certain further terms of the Acquisition and the Scheme are set out in Appendix I.
This announcement does not constitute an offer to purchase, sell, subscribe for or exchange or the solicitation of an offer to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
SkillSoft plans to file with the U.S. Securities and Exchange Commission, or SEC, and mail to its security holders a Proxy Statement (comprising the Scheme Document) in connection with the Acquisition and the Scheme. Investors and security holders are urged to read the Proxy Statement (comprising the Scheme Document) carefully when it becomes available because it will contain important information about SkillSoft, the Acquisition and the Scheme and related matters. Investors and security holders will be able to obtain free copies of the Proxy Statement (comprising the Scheme Document) and other documents filed with the SEC by SkillSoft through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement (comprising the Scheme Document) from SkillSoft by contacting SkillSoft PLC, Attention: Investor Relations, 107 Northeastern Boulevard, Nashua, New Hampshire 03062, USA; (tel) +1(603)324-3000.
SkillSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by this scheme of arrangement. Information regarding SkillSoft’s directors and executive officers is contained in SkillSoft’s Annual Report on Form 10-K for the year ended 31 January 2009 supplemented by Form 10-K/A dated 28 May 2009 and its Proxy Statement on Schedule 14A, dated 26 August 2009, which are filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov.
SAFE HARBOUR FORWARD-LOOKING STATEMENTS
This announcement includes information that constitutes forward-looking statements made pursuant to the safe harbour provision of the Private Securities Litigation Reform Act of 1995. Statements in this announcement regarding the proposed transaction between SSI and SkillSoft, the expected timetable for completing the transaction and any other statements about SSI’s and SkillSoft’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the quarterly period ended 31 October 2009, as filed with the Securities and Exchange Commission. The forward-looking statements provided by SSI and SkillSoft in this announcement represent the views of SSI and SkillSoft as of the date of this announcement. SSI and SkillSoft anticipate that subsequent events and developments may cause their views to change. However, while SSI and SkillSoft may elect to update these forward-looking statements at some point in the future, SSI and SkillSoft specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing SSI’s or SkillSoft’s views as of any date subsequent to the date of this announcement.
Dealing disclosure requirements
Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in, one per cent., or more of any class of ‘relevant securities’ of SkillSoft, all ‘dealings’ in any ‘relevant securities’ of SkillSoft (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3.30 pm (Dublin time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or on which the ‘offer period’ otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of SkillSoft, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.
Under the provisions of Rule 8.1 of the Takeover Rules, all ‘dealings’ in ‘relevant securities’ of SkillSoft by SSI or SkillSoft, or by any of their respective ‘associates’ must also be disclosed by no later than 12 noon (Dublin time) on the business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed can be found on the Panel’s website at www.irishtakeoverpanel.ie.
‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353(0)1678 9020; fax number +353(0)1678 9289.
In accordance with Rule 2.10 of the Takeover Rules SkillSoft confirms that it has 94,656,179 SkillSoft Shares in issue. There are 94,651,916 SkillSoft ADSs in issue, which represent SkillSoft Shares deposited with The Bank of New York Mellon under an amended and restated deposit agreement dated 4 September 2002 which are traded in the United States on the NASDAQ Global Select Market under the symbol “SKIL” (ISIN Code: US8309281074). Each SkillSoft ADS represents one SkillSoft Share. In addition, SkillSoft confirms there are (i) 11,987,958 SkillSoft Options that have been granted by SkillSoft that are presently outstanding issued under the SkillSoft Share Option Plans and (ii) up to 210,000 SkillSoft Shares that are available for issuance pursuant to outstanding purchase rights under the SkillSoft Employee Purchase Plan.
General
This summary should be read in conjunction with the full text of this announcement. Appendix I to this announcement contains the conditions of the Acquisition and the Scheme; Appendix II to this announcement contains further details of the sources of information and bases of calculations set out in this announcement; Appendix III contains certain financial information relating to SkillSoft; and Appendix IV to this announcement contains definitions of certain expressions used in this summary and in this announcement.
The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the parties involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.
Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document or any document by which the Acquisition and the Scheme are made. SkillSoft Securityholders are advised to read carefully the formal documentation in relation to the proposed transaction once the Scheme Document has been despatched.
This announcement is made pursuant to Rule 2.5 of the Takeover Rules.
Pursuant to Rule 2.6(c) of the Takeover Rules, this announcement will be available to SkillSoft employees on SkillSoft’s website (www.SkillSoft.com). SSI has no employees.

Not for release, publication or distribution, in whole or in part, in, into or from a Restricted Jurisdiction.

12 February 2010	FOR IMMEDIATE RELEASE

RECOMMENDED ACQUISITION FOR CASH OF SKILLSOFT PLC
BY SSI INVESTMENTS III LIMITED BY MEANS OF A SCHEME OF ARRANGEMENT
UNDER SECTION 201 OF THE COMPANIES ACT 1963 OF IRELAND

1. Introduction
The Board of SkillSoft and the Board of SSI are pleased to announce that they have reached agreement on the terms of a recommended acquisition for cash of the entire issued and to be issued share capital of SkillSoft by SSI by means of a scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.
The Board of SkillSoft, which has been so advised by Credit Suisse, considers the terms of the Acquisition to be fair and reasonable. In providing its advice, Credit Suisse has taken into account the commercial assessments of the Board of SkillSoft. Accordingly, the Board of SkillSoft intends unanimously to recommend to SkillSoft Securityholders to vote in favour of the Acquisition and Scheme, as the directors of SkillSoft who are SkillSoft Securityholders have irrevocably undertaken (subject to certain exceptions) to do in respect of their own beneficial holdings, amounting to, in aggregate 5,877 SkillSoft Shares, which represents approximately 0.006 per cent. of the issued share capital of SkillSoft.
SSI is a company formed by funds sponsored by each of Berkshire, Advent and Bain Capital Partners. Stockbridge, an affiliate of Berkshire, owns or controls 170,625 SkillSoft Shares in total, representing approximately 0.180 per cent. of the entire issued share capital of SkillSoft. Stockbridge has irrevocably undertaken (subject to certain exceptions) to SSI and SkillSoft, in respect of the SkillSoft Shares which it owns or controls, not to vote such SkillSoft Shares at the Court Meeting but to vote such SkillSoft Shares in favour of the resolutions to be considered at the Extraordinary General Meeting. Stockbridge Partners LLC, an affiliate of Berkshire, that manages investments for its clients has limited discretionary voting power in respect of 110,319 SkillSoft Shares, representing approximately 0.117 per cent. of the entire issued share capital of SkillSoft. Stockbridge Partners LLC has similarly undertaken (subject to certain exceptions) so to vote, subject to the prior rights of those clients to exercise voting power themselves.
The Acquisition and the Scheme will be subject to the conditions and further terms set out in Appendix I, which will also be set out in the Scheme Document.
2. The Consideration
The Consideration represents:
US$10.80 per SkillSoft Share in cash
The Consideration values the entire issued and to be issued share capital of SkillSoft at approximately US$1.1 billion. Under the terms of the Acquisition, SkillSoft ADS Holders will receive US$10.80 in cash for each SkillSoft ADS they own.

The Consideration represents:
•	a premium of approximately 26 per cent. over US$8.56, being the average daily Closing Price of a SkillSoft ADS over the last 12 months up to and including 11 February 2010, being the last Business Day prior to this announcement;

•	a premium of approximately 11 per cent. over US$9.76, being the Closing Price of a SkillSoft ADS on 11 February 2010; and

•	a higher price than any Closing Price of a SkillSoft ADS over the last 12 months up to and including 11 February 2010.
The Acquisition offers an attractive liquidity event for SkillSoft Securityholders.
3. Background to and Reasons for Recommending the Acquisition
The SkillSoft Board has on an ongoing basis discussed the long-term strategy of SkillSoft and strategic opportunities that might be available to enhance shareholder value, including additional investments in new growth opportunities, potential acquisitions, recapitalisation options, as well as the sale of SkillSoft.
Beginning in November 2009, SkillSoft management, often with the participation of Mr. William Boyce, SkillSoft’s Lead Director, held a series of meetings and discussions with representatives of Berkshire. Following the execution of a confidentiality agreement on 2 November 2009, the meetings began with an initial introductory meeting on 4 November 2009, and continued to allow Berkshire to conduct due diligence on SkillSoft for the purpose of evaluating a potential investment in, or acquisition of, SkillSoft. Mr. Boyce and Mr. Chuck Moran regularly updated the other members of the Board of SkillSoft on the discussions with Berkshire, including at meetings of the Board of SkillSoft held in November 2009, December 2009 and the first part of January 2010.
Beginning in January 2010, at Berkshire’s request, SkillSoft management, together with Mr Boyce, also met with representatives of Advent and Bain Capital Partners, which were considering partnering with Berkshire in making an acquisition proposal for SkillSoft. SkillSoft management also met, at Berkshire’s request, with potential providers of debt financing to Berkshire and the Investor Group. During this time period, numerous discussions also took place between representatives of Credit Suisse, SkillSoft’s financial adviser, and representatives of Morgan Stanley, Berkshire’s lead financial adviser.
On 27 January 2010, the Investor Group delivered a letter to SkillSoft stating that, subject to confirmatory due diligence and other conditions, the Investor Group was willing to acquire SkillSoft for US$10.50 per SkillSoft Share in cash. This letter also set out the primary terms and conditions of such an acquisition, including a covenant of SkillSoft not to solicit any competing acquisition proposals.
SkillSoft and the Investor Group, assisted by their respective financial advisers, negotiated and finalised the terms of this acquisition proposal over the next week. At a SkillSoft Board meeting held on 4 February 2010, the Board of SkillSoft gave preliminary approval to an acquisition proposal on terms that included a price of US$10.80 per SkillSoft Share in cash and SkillSoft’s right to affirmatively solicit competing acquisition proposals for a period of time following announcement of an agreement with the Investor Group, and directed its legal and financial advisers to work as expeditiously as possible to prepare and negotiate the definitive acquisition documents.

During the next week, SkillSoft and the Investor Group and their legal and financial advisers negotiated and finalized the terms of the definitive acquisition documents. On 11 February 2010, both the Independent Committee and the Board of SkillSoft unanimously voted to approve the Acquisition and the Transaction Agreement, the Expenses Reimbursement Agreement, this announcement and related documents.
In reaching its determination to approve the Acquisition, the Board of SkillSoft consulted with SkillSoft management and its financial and legal advisors, drew on its knowledge of SkillSoft’s business, assets, financial condition, operating results, prospects and historical share trading prices, and considered the following factors in particular:
•	Characteristics of the trading market for SkillSoft ADSs, including:
•	historical and current trading prices of SkillSoft ADSs, including the fact that the Closing Price of a SkillSoft ADS on 11 February 2010 was close to its one-year and five-year highs;

•	the significant ownership concentration among SkillSoft’s top institutional shareholders; and

•	the limited liquidity of the trading market for SkillSoft ADSs, which has led to frustration among some significant SkillSoft shareholders and (in SkillSoft management’s opinion) has dissuaded other institutional investors from purchasing SkillSoft ADSs.
•	The e-learning market in which SkillSoft competes, including:
•	the characteristics and projected growth of the market, including a reduction in forecasted growth rates due to global economic conditions, thus impacting revenue growth of all market participants;

•	trends related to the recessionary environment, such as a more discretionary view on training, budget pressure and pricing sensitivity; and

•	a customary competitive analysis, including SkillSoft’s strengths, weaknesses, opportunities and competitive threats.
•	SkillSoft’s preliminary operating plan for fiscal 2011 anticipates that fiscal 2011 will be a more challenging year than is reflected in the fiscal 2011 mean estimates of securities analysts published with Institutional Brokers’ Estimate System (I/B/E/S) in part because SkillSoft’s bookings (which SkillSoft does not publicly disclose) during fiscal 2010 were down from fiscal 2009, and SkillSoft recognizes revenue ratably in the periods following client bookings. As a result, the SkillSoft Board had concern about the potential near term trading price of SkillSoft ADSs.

•	The SkillSoft Board’s review of strategies available to SkillSoft, and its conclusion following that review that:
•	each of the strategies, in the board’s judgment, involved risk and uncertain likelihood of success, and involved execution challenges as well as the potential to disrupt SkillSoft’s existing business plan and prospects;

•	continuing to operate the business with a view to maximizing profitability, while a viable alternative, was unlikely to result in meaningful change to SkillSoft’s existing growth profile;

•	each of the growth strategies considered could potentially have a negative impact on the trading price of SkillSoft ADSs in the short term due to the natural delay that occurs between when incremental investments are made and subsequent growth is achieved; and

•	those growth strategies that offered the greatest potential for a long-term positive impact on the trading price of SkillSoft ADSs involved increased levels of execution risk, long term horizons, and lacked reasonable certainty in their ability to yield meaningful increases in the value of SkillSoft ADSs relative to the underlying risk.
•	The efforts undertaken by SkillSoft directly or by various investment banks and intermediaries over the past several years to determine whether any party was interested in making an acquisition proposal for SkillSoft, which did not yield any definitive acquisition proposal other than the one from the Investor Group.

•	The value of the purchase price to be received by SkillSoft Securityholders in the Acquisition, including:
•	the fact that the consideration of US$10.80 per SkillSoft Share in cash represents approximately an 11 per cent. premium to the Closing Price of a SkillSoft ADS on 11 February 2009 (the last Business Day prior to this announcement), approximately a 26 per cent. premium to the average closing price of a SkillSoft ADS over the one-year period ending on 11 February 2010 and approximately a 49 per cent. premium to the average Closing Price of a SkillSoft ADS over the five-year period ending on 11 February 2010; and

•	the fact that SkillSoft Securityholders will receive the Consideration in cash, which provides certainty of value to SkillSoft’s Securityholders as compared to a transaction in which they would receive stock or other non-cash consideration.
•	The financial analyses presented and views expressed by Credit Suisse.

•	The terms and conditions of the Acquisition, including:
•	the conditions to the closing of the Acquisition and the likelihood of their being satisfied, including the absence of any financing condition to SSI’s obligation to consummate the Acquisition;

•	the right of SkillSoft to affirmatively solicit acquisition proposals from other parties during the 22-day period following the date of this announcement, and the right of SkillSoft following the expiration of that period to furnish information to and conduct negotiations with third parties that make an unsolicited acquisition proposal, subject in either case to SkillSoft’s obligation to make an expenses-reimbursement payment of up to 1 per cent. of the total value of the entire issued share capital (excluding any interest in such share capital of SkillSoft (including in the form of American Depositary Shares) held by Stockbridge) as ascribed by the terms of the Acquisition, under certain circumstances; and

•	the Board of SkillSoft’s belief that the expenses-reimbursement payment to be made to SSI in the circumstances set forth in the Expenses Reimbursement Agreement would not be likely to preclude another party from making a superior acquisition proposal.
In the course of its deliberations, the Board of SkillSoft also considered a variety of risks and other countervailing factors with respect to the Acquisition, including:
•	the fact that SkillSoft will no longer exist as an independent, publicly-traded company and that SkillSoft Securityholders will no longer benefit from the future financial performance or any appreciation in the value of SkillSoft;

•	the risk that the Acquisition might not be completed due to failure to satisfy the Conditions, some of which are outside of SkillSoft’s control;

•	if the Acquisition is not completed, the potential adverse effect of the public announcement of the Acquisition on SkillSoft’s business, including its customer and partner relationships, SkillSoft’s ability to attract and retain key personnel and SkillSoft’s overall competitive position; and

•	the fact that gains from an all-cash transaction will be taxable to SkillSoft Securityholders for U.S. federal income tax purposes and Irish capital gains tax purposes.
The foregoing discussion of the factors considered by the SkillSoft Board is not intended to be exhaustive, but does set forth all of the material factors considered by the SkillSoft Board. The SkillSoft Board collectively reached the unanimous conclusion to approve the Acquisition in light of the various factors described above and other factors that each member of the SkillSoft Board deemed relevant. In view of the wide variety of factors considered by the members of the SkillSoft Board in connection with their evaluation of the Acquisition and the complexity of these matters, the SkillSoft Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The SkillSoft Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
Based on its evaluation of the above factors, the SkillSoft Board unanimously recommends that SkillSoft Securityholders vote in favour of the Acquisition.
4. The Acquisition and the Scheme
The Acquisition will be effected by way of a Scheme of Arrangement. Under the Scheme (which will be subject to the conditions and on the terms set out in Appendix I to this announcement and which will also be set out in the Scheme Document) Scheme Shareholders will receive the Consideration in return for the cancellation of their Cancellation Shares and/or the transfer to SSI of their Transfer Shares.
The Scheme of Arrangement is an arrangement made between SkillSoft and SkillSoft Shareholders under Section 201 of the Act and is subject to the approval of the High Court. If the Scheme becomes effective, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act and all Transfer Shares will be transferred to SSI in accordance with the terms of the Scheme. SkillSoft will then issue new SkillSoft Shares to SSI in place of the Cancellation Shares cancelled pursuant to the Scheme and SSI will pay the Consideration for the Acquisition to former SkillSoft Shareholders. As a result of these arrangements, SkillSoft will become a wholly owned subsidiary of SSI.
To become effective, the Scheme requires, amongst other things, the approval at the Court Meeting of a majority in number of Scheme Shareholders, present and voting either in person or by proxy, representing three-fourths (75 per cent.) or more in value of the SkillSoft Shares held by such holders, as well as the approval by SkillSoft Shareholders of resolutions relating to the implementation of the Scheme at an EGM to be held directly after the Court Meeting.
Assuming the necessary approvals from the SkillSoft Shareholders have been obtained and all conditions have been satisfied or (where applicable) waived, the Scheme will become effective upon delivery to the Registrar of Companies of a copy of the Court Order of the High Court sanctioning the Scheme together with the minute required by Section 75 of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Extraordinary General Meeting.
The Acquisition is conditional on the Scheme becoming effective. The conditions to the Acquisition and the Scheme are set out in full in Appendix I to this announcement. The implementation of the Scheme is conditional, amongst other things, upon:
•	the Scheme becoming effective by not later than 16 July 2010 or such later date, if any, as SkillSoft and SSI may, with, if required, the consent of the Panel, agree and, if required, the High Court may allow, failing which the Scheme will lapse;

•	the expiration of the applicable waiting period under the HSR Act and the equivalent laws in Germany and Austria;

•	the approval by a majority in number of Scheme Shareholders, present and voting either in person or by proxy, representing three-fourths (75 per cent.) or more in value of the SkillSoft Shares held by such holders, at the Court Meeting (or at any adjournment of such meeting);

•	the passing of such resolutions as are required to approve or implement the Scheme at the Extraordinary General Meeting;

•	the sanction by the High Court of the Scheme and confirmation of the reduction of capital involved therein by the High Court and the delivery of an office copy of the Court Order and the minute required by Section 75 of the Act to the Registrar of Companies and the registration of such Court Order and minute by the Registrar of Companies; and

•	the conditions, which are not otherwise identified above, being satisfied or waived on or before the sanction of the Scheme by the High Court pursuant to Section 201 of the Act.
The Scheme Document, containing further information relating to the implementation of the Scheme, the full terms and conditions of the Scheme, and the notices of the Court Meeting to be convened by direction of the High Court and the separate Extraordinary General Meeting required to approve the Scheme and related resolutions, will be posted as soon as reasonably practicable after the date of this announcement, to SkillSoft Securityholders and, for information only, to SkillSoft Optionholders and the holders of purchase rights under the SkillSoft Employee Purchase Plan.
The Scheme Document will also specify the actions to be taken by SkillSoft Securityholders. It is expected that the Acquisition and the Scheme will become effective prior to 16 July 2010.
5. Information on SkillSoft
SkillSoft is a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organisations to maximise business performance through a combination of comprehensive e-learning content, online information resources, flexible learning in technologies and support schemes.

SkillSoft’s products and services are designed to enable learning to sustain customers’ business success over the long term, while creating positive outcomes for more stakeholders. With comprehensive learning solutions comprised of high-quality learning resources and flexible technology approaches, SkillSoft helps customers achieve sustainable, measurable business results. These solutions are designed to support all levels of the organisation and can easily be adapted to meet strategic business initiatives, on-demand information needs and individual job roles.
SkillSoft maintains a worldwide presence with products sold in 58 countries.
SkillSoft was incorporated in Ireland on 8 August 1989. On 6 September 2002, SkillSoft Corporation completed a merger with SmartForce PLC and on 19 November 2002 the combined entity became known as SkillSoft PLC. On 14 May 2007, SkillSoft PLC completed the acquisition of NETg from the Thompson Corporation.
SkillSoft ADSs, which represent SkillSoft Shares deposited with The Bank of New York Mellon under an amended and restated deposit agreement dated 4 September 2002 are traded in the United States on the NASDAQ Global Select Market under the symbol “SKIL”. Each SkillSoft ADS represents one SkillSoft Share.
The Board of SkillSoft is being advised by Credit Suisse.
Wilmer Cutler Pickering Hale and Dorr LLP and William Fry are acting as legal advisers to the Board of SkillSoft.
6. Information on SSI
SSI is a private limited company, which was incorporated in Ireland on 3 February 2010. The directors of SSI are Michael Ascione, Mark Commins, Tim Franks, David Humphrey and Imelda Shine. SSI has not conducted any business prior to the date of this announcement (except for entering into transactions relating to the Acquisition). SSI is a company formed by funds sponsored by each of Berkshire, Advent and Bain Capital Partners. SSI has no employees.
Morgan Stanley is acting as lead financial adviser to SSI and the Investor Group.
Barclays Capital is acting as financial adviser to SSI and the Investor Group.
Ropes & Gray LLP and Mason Hayes+Curran are acting as legal advisers to SSI and the Investor Group.
7. Information on the Investor Group
Berkshire Partners LLC
Berkshire Partners is an active investor in the private equity market, managing approximately US$6.5 billion of capital over seven funds. Berkshire is currently investing from its seventh fund, which totals US$3.1 billion in committed capital, and has completed more than 90 acquisitions or growth capital investments during its nearly 25 year investment history. Berkshire has a long history of successfully investing in business services companies, including NEW/Asurion (a provider of extended service plans and value added wireless subscription services) and Acosta (a provider of sales and marketing services to the consumer packaged goods industry).
Advent International Corporation

Advent International Corporation is a leading global private equity firm with more than 150 investment professionals in 16 countries around the world. Over its 25-year history, Advent has raised US$24 billion of cumulative capital and currently manages buyout portfolios comprising more than 50 companies. Advent has backed numerous management teams in knowledge-based industries including: Financial Dynamics, an international business communications consultancy; Alexander Mann, a specialist staffing company focused on information technology and financial markets; HumanGroup, a provider of temporary and outsourced staffing services; Kroton (Bovespa: KROT11), one of Brazil’s largest private education companies; and WSiP, the largest educational publisher in Poland.
Bain Capital Partners, LLC
Bain Capital, LLC (www.baincapital.com) is a global private investment firm whose affiliates, including Bain Capital Partners, manage several pools of capital including private equity, venture capital, public equity, high-yield assets and mezzanine capital with approximately US$65 billion in assets under management. Bain Capital has a team of over 300 professionals dedicated to investing and to supporting its portfolio companies. Since its inception in 1984, funds sponsored by Bain Capital have made private equity investments and add-on acquisitions in over 300 companies in a variety of industries around the world. Bain Capital has a long history of investments in the software, business services and education industries, including SunGard, Applied Systems, Houghton Mifflin, Gartner Group, UGS, LinkedIn, The Princeton Review, SolarWinds, and FleetCor. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai, Tokyo and Mumbai.
8. Financing
The Acquisition will be financed from debt financing provided by Morgan Stanley and Barclays Bank, together with equity commitments from each member of the Investor Group. The financing will consist of a senior secured Revolving Credit Facility of US$40 million, a senior secured Term Loan Facility of US$325 million, and a senior unsecured Interim Loan of US$240 million.
Further information on the financing of the Acquisition will be set out in the Scheme Document.
Morgan Stanley & Co. Limited, an affiliate of Morgan Stanley, is satisfied that resources are available to SSI sufficient to satisfy in full the cash consideration payable under the Scheme.
9. Directors, Management and Employees
The Investor Group attaches great importance to the skills and experience of the existing management and employees of SkillSoft who will be critical to SkillSoft’s business going forward.
The Board of SSI confirms that, following the Scheme becoming effective, the existing employment rights, including pension rights, of all employees of the SkillSoft Group will be fully safeguarded.
Upon the Scheme becoming effective, the non-executive directors of SkillSoft intend to resign from the Board of SkillSoft.
10. SkillSoft Share Option Schemes and SkillSoft Employee Purchase Plan
Appropriate proposals will be made to SkillSoft Optionholders and the holders of purchase rights under the SkillSoft Employee Purchase Plan in due course.

11. Delisting and Cancellation of Trading
It is intended that, subject to and following the Scheme becoming effective, and subject to applicable requirements of NASDAQ, SSI will procure that SkillSoft applies for cancellation of the quotation of SkillSoft ADSs on NASDAQ. The last day of dealing in SkillSoft ADSs on NASDAQ will be the last business day before the Effective Date.
12. Expenses Reimbursement Agreement
SkillSoft has entered into an expenses reimbursement agreement dated 11 February 2010 with SSI, the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, SkillSoft has agreed to pay specific, quantifiable third party costs and expenses incurred by SSI in connection with the Acquisition in the circumstances outlined below. The liability of SkillSoft to pay these amounts is limited to a maximum amount equal to 1 per cent. of the total value of the entire issued share capital (excluding any interest in such share capital of SkillSoft (including in the form of American Depositary Shares) held by Stockbridge) as ascribed by the terms of the Acquisition. The circumstances in which such payment will be made are if:
•	the Board of SkillSoft (or any member thereof) withdraws, adversely modifies or qualifies its recommendation to SkillSoft Shareholders to vote in favour of the Scheme;

•	SkillSoft willfully takes or omits to take any action, such as failing to post the Scheme Document, preventing SkillSoft Shareholders from voting at any meetings to approve the Scheme, unilaterally altering the terms and conditions of the Scheme, or failing to deliver the Court Order and minute of reduction of capital to the Registrar of Companies (in any such case without the consent of SSI); or

•	prior to the Scheme being withdrawn by SkillSoft or lapsing in accordance with its terms, a competing offer is announced and subsequently made and that competing offer or a competing offer in which that competing party is interested or participates subsequently becomes effective or unconditional within the 18 months of such lapse or withdrawal.
Credit Suisse, the independent financial adviser to the Board, has confirmed in writing to the Panel that, in the opinion of the Board of SkillSoft and Credit Suisse, in the context of the Acquisition, the Expenses Reimbursement Agreement is in the best interests of SkillSoft and SkillSoft Shareholders.
13. Transaction Agreement
SkillSoft and SSI have entered into a Transaction Agreement which contains certain assurances in relation to the implementation of the Scheme.
Further information regarding the Transaction Agreement will be set out in the Scheme Document.
14. Undertakings to Vote in Favour of the Acquisition and the Scheme
14.1 Members of the Board of SkillSoft and Others
SSI has received voting undertakings, in respect of approximately 0.020 per cent. of the entire issued share capital of SkillSoft, (subject to certain exceptions) to vote, or to procure that voting instructions are given to vote, in favour of the Acquisition and the Scheme from:
(i)	the members of the Board of SkillSoft who are SkillSoft Securityholders;

(ii)	Gregory Porto (Vice President (Administration) of SkillSoft); and

(iii)	Susan Moran (the spouse of SkillSoft CEO and President Chuck Moran);

in respect of the 18,765 SkillSoft Shares, in aggregate, they own or control.
14.2 Stockbridge and Stockbridge Partners LLC
Stockbridge, an affiliate of Berkshire, owns or controls 170,625 SkillSoft Shares in total, representing approximately 0.180 per cent. of the entire issued share capital of SkillSoft, has irrevocably undertaken (subject to certain exceptions) to SSI and SkillSoft in respect of the SkillSoft Shares which it owns or controls, not to vote such SkillSoft Shares at the Court Meeting but to vote such SkillSoft Shares in favour of the resolutions to be considered at the Extraordinary General Meeting. Stockbridge Partners LLC, an affiliate of Berkshire, that manages investments for its clients has limited discretionary voting power in respect of 110,319 SkillSoft Shares, representing approximately 0.117 per cent. of the entire issued share capital of SkillSoft. Stockbridge Partners LLC has similarly undertaken (subject to certain exceptions) so to vote, subject to the prior rights of those clients to exercise voting power themselves.
14.3 Lapse of Undertakings
All of the voting undertakings referred to paragraphs 14.1 and 14.2 above will lapse if:
•	the Scheme lapses or is withdrawn;

•	the Transaction Agreement is terminated by either party thereto;

•	a higher competing offer is announced (whether pursuant to Rule 2.4 or Rule 2.5 of the Takeover Rules) or a higher competing offer is made;

•	the Scheme does not become effective by 16 July 2010 (or such later date as SkillSoft and SSI agree, with the consent of the Panel and the High Court);

•	the resolutions are not passed at the EGM or the Court Meeting;

•	the Board of SkillSoft withdraws its recommendation to SkillSoft Shareholders to vote in favour of the Scheme;

•	the High Court declines or refuses to sanction the Scheme, unless SkillSoft and SSI agree that the decision of the High Court shall be appealed and, if so appealed, a final non-appealable order, decree, judgment, or ruling has been issued; or

•	SSI announces that it will not proceed to make the Acquisition.
15. Interests and Short Positions in SkillSoft
As at 11 February 2010, being the last practicable date prior to the date of this announcement, Stockbridge, an affiliate of Berkshire was interested in 170,625 SkillSoft Shares and Stockbridge Partners LLC, another affiliate of Berkshire, was interested in 110,319 SkillSoft Shares.
Save as disclosed in this paragraph 15 and save for the voting undertakings referred to in paragraph 14 above, as at 11 February 2010, being the last practicable date before this announcement, neither SSI nor (so far as SSI is aware) any person Acting in Concert with SSI is interested in or holds any short position in any class of relevant securities of SkillSoft.
Neither SSI nor (so far as SSI is aware) any person Acting in Concert with SSI has any arrangement in relation to any class of relevant securities of SkillSoft. For these purposes, “arrangement” includes an indemnity or option arrangement, any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which is, or may be, an inducement to deal or refrain from dealing in such securities.

Party	Interest in SkillSoft Securities
Morgan Stanley Financial Products Inc.	1,937
Morgan Stanley & Co. Incorporated	6,783
Morgan Stanley Smith Barney LLC	64,042

Barclays Capital Inc.	Single Stock Physical Put — Long 500
Barclays Capital Inc.	Single Stock Physical Put — Short 500
Barclays Capital Inc.	Single Stock Physical Call — Long 5,000
Barclays Capital Inc.	Single Stock Physical Call — Short 2,600
Barclays Bank PLC — France	Client Position — No Voting Rights 310
Palomino Ltd.	84,118 ADS Long
In the interests of confidentiality, Berkshire, Advent and Bain Capital Partners have made only limited enquiries in respect of certain parties who may be deemed by the Panel to be acting in concert with them for the purposes of the Acquisition. Enquiries of such parties will be made as soon as practicable following the date of this announcement and any disclosure in respect of such parties will be included in the Scheme Document.
16. General
The Acquisition and the Scheme will be made subject to the conditions and further terms set out in Appendix I and to be set out in the Scheme Document. The Scheme Document will include full details of the Acquisition and will be accompanied by the appropriate forms of proxy. These will be despatched to SkillSoft Securityholders and, for information only, to SkillSoft Optionholders, in due course.
The Scheme Document is expected to be posted on or before 12 March 2010.
The Acquisition and the Scheme will be governed by the laws of Ireland and will be subject to the applicable requirements of the Takeover Rules and applicable laws.
Details of the sources and bases of certain information set out in this announcement are included in Appendix II. Certain terms used in this announcement are defined in Appendix IV.
Enquiries:

SkillSoft

Tom McDonald, Chief Financial Officer	+1(603)324-3000

Geoff Grande, FD Investor Relations	+1(415)249-2100
Jonathan Neilan, FD Media Relations, Ireland	+353(0)16633686

Financial Adviser to SkillSoft
Credit Suisse

North America
Adam Nordin	+1(312)750-3000
Storm Duncan	+1(415)249-2100

UK & Ireland

Zachary Brech	+442078888888

SSI
Michael Ascione, Berkshire	+1(617)227-0050

Financial Adviser to SSI and the Investor Group
Morgan Stanley

North America
Michael George	+1(212)761-4000
Christopher Bartlett	+1(212)761-4000

UK & Ireland
Ian Hart	+442074258000
Laurence Hopkins	+442074258000
The directors of SkillSoft accept responsibility for the information contained in this announcement, other than that relating to SSI, Berkshire, Advent, Bain Capital Partners, the Investor Group, Stockbridge, Stockbridge Partners LLC, their respective associates and the directors of SSI and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of SkillSoft (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
The directors of SSI accept responsibility for the information contained in this announcement relating to SSI, the Investor Group, Berkshire, Advent, Bain Capital Partners, Stockbridge, Stockbridge Partners LLC, their respective associates and the directors of SSI and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of SSI (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
Credit Suisse, which is regulated under the laws of the United States of America, is acting exclusively for SkillSoft and no one else in connection with the Acquisition and will not be responsible to anyone other than SkillSoft for providing the protections afforded to clients of Credit Suisse or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.
Morgan Stanley, which is regulated under the laws of the United States of America, is acting as lead financial adviser to SSI and the Investor Group and no one else in connection with the Acquisition and will not be responsible to anyone other than SSI and the Investor Group for providing the protections afforded to clients of Morgan Stanley or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.
Barclays Capital, which is regulated under the laws of the United States of America, is acting as financial adviser to SSI and the Investor Group and no one else in connection with the Acquisition and will not be responsible to anyone other than SSI and the Investor Group for providing the protections afforded to clients of Barclays Capital or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.
The full text of the conditions and reference to certain further terms of the Acquisition and the Scheme are set out in Appendix I.

This announcement does not constitute an offer to purchase, sell, subscribe for or exchange or the solicitation of an offer to purchase, sell, subscribe for or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
SkillSoft plans to file with the U.S. Securities and Exchange Commission, or SEC, and mail to its shareholders a Proxy Statement (comprising the Scheme Document) in connection with the Acquisition and the Scheme. Investors and security holders are urged to read the Proxy Statement (comprising the Scheme Document) carefully when it becomes available because it will contain important information about SkillSoft, the Acquisition and the Scheme and related matters. Investors and security holders will be able to obtain free copies of the Proxy Statement (comprising the Scheme Document) and other documents filed with the SEC by SkillSoft through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement (comprising the Scheme Document) from SkillSoft by contacting SkillSoft PLC, Attention: Investor Relations, 107 Northeastern Boulevard, Nashua, New Hampshire 03062, USA; (tel) +1(603)324-3000.
SkillSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by this scheme of arrangement. Information regarding the Company’s directors and executive officers is contained in SkillSoft’s Annual Report on Form 10-K for the year ended 31 January 2009 supplemented by Form 10-K/A dated 28 May 2009, and its Proxy Statement on Schedule 14A, dated 26 August 2009, which are filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov.
SAFE HARBOUR FORWARD-LOOKING STATEMENTS
This announcement includes information that constitutes forward-looking statements made pursuant to the safe harbour provision of the Private Securities Litigation Reform Act of 1995. Statements in this announcement regarding the proposed transaction between SSI and SkillSoft, the expected timetable for completing the transaction and any other statements about SSI’s and SkillSoft’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the quarterly period ended 31 October 2009, as filed with the Securities and Exchange Commission. The forward-looking statements provided by SSI and SkillSoft in this announcement represent the views of SSI and SkillSoft as of the date of this announcement. SSI and SkillSoft anticipate that subsequent events and developments may cause their views to change. However, while SSI and SkillSoft may elect to update these forward-looking statements at some point in the future, SSI and SkillSoft specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing SSI’s and SkillSoft’s views as of any date subsequent to the date of this announcement.
Dealing disclosure requirements
Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in, one per cent., or more of any class of ‘relevant securities’ of SkillSoft, all ‘dealings’ in any ‘relevant securities’ of SkillSoft (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3.30 pm (Dublin time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the scheme becomes effective or on which the ‘offer period’ otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of SkillSoft, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.
Under the provisions of Rule 8.1 of the Takeover Rules, all ‘dealings’ in ‘relevant securities’ of SkillSoft by SSI or SkillSoft, or by any of their respective ‘associates’ must also be disclosed by no later than 12 noon (Dublin time) on the business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed can be found on the Panel’s website at www.irishtakeoverpanel.ie.
‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353(0)1678 9020; fax number +353(0)1678 9289.
In accordance with Rule 2.10 of the Takeover Rules SkillSoft confirms that it has 94,656,179 SkillSoft Shares in issue. There are 94,651,916 SkillSoft ADSs in issue, which represent SkillSoft Shares deposited with The Bank of New York Mellon under an amended and restated deposit agreement dated 4 September 2002 which are traded in the United States on the NASDAQ Global Select Market under the symbol “SKIL” (ISIN Code: US8309281074). Each SkillSoft ADS represents one SkillSoft Share. In addition, SkillSoft confirms there are (i) 11,987,958 SkillSoft Options that have been granted by SkillSoft that are presently outstanding issued under the SkillSoft Share Option Plans and (ii) up to 210,000 SkillSoft Shares that are available for issuance pursuant to outstanding purchase rights under the SkillSoft Employee Purchase Plan.
General
The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.
Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document or any document by which the Acquisition and the Scheme are made. SkillSoft Shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the Scheme Document has been despatched.
This announcement is made pursuant to Rule 2.5 of the Takeover Rules.
Pursuant to Rule 2.6(c) of the Takeover Rules, this announcement will be available to SkillSoft employees on SkillSoft’s website (www.SkillSoft.com). SSI has no employees.

Appendix I
Conditions of the Acquisition and the Scheme
The Acquisition and the Scheme comply with the Takeover Rules and, where relevant, the Securities Act, the Exchange Act, the respective rules and regulations of NASDAQ and the Securities and Exchange Commission and are subject to the terms and conditions set out in this announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another state after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another state on foot of an Irish judgment.
1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than 16 July 2010 (or such later date as SSI and SkillSoft may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow). The Scheme will be conditional upon:
(a)	the approval of the Scheme by a majority in number of the Scheme Shareholders representing three-fourths (75 per cent.) or more in value of the SkillSoft Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

(b)	such resolution(s) required to approve or implement the Scheme and set out in the notice convening the Extraordinary General Meeting being duly passed by the requisite majority at the Extraordinary General Meeting (or at any adjournment of such meeting);

(c)	the sanction by the High Court (with or without modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court; and

(d)	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 1(c)) being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.
2.	SkillSoft and SSI have agreed that, subject to paragraph 3 of this Appendix I, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the sanction of the Scheme by the High Court pursuant to Section 201 of the Act:
(a)
(i)	all filings having been made and all or any applicable waiting periods (including any extensions thereof) under the HSR Act and the equivalent laws in Germany and Austria shall have terminated, lapsed or expired, as appropriate, in each case in connection with the Acquisition (it being understood that neither SkillSoft nor SSI shall be required to make any material payments other than as contemplated by the Transaction Agreement, other than filing or other fees payable to a Governmental Authority for seeking the relevant Clearance, all such Clearances remaining in full force and effect, there being no notified intention to revoke or vary or not to renew the same at the time at which the Acquisition becomes otherwise unconditional);

(ii)	the Irish Revenue Commissioners not having confirmed in writing to the SkillSoft Group that they do not recognize that certain intellectual property rights transferred to SkillSoft Ireland Limited on 9 February 2009 attract Irish capital allowances on the entire acquisition price under (A) section 291 of the Taxes Consolidation Act 1997 as computer software or (B) sections 291 and 755 of that Act as computer software and patent rights, respectively. Where the Revenue Commissioners confirm their position in writing, this condition will be satisfied where the Revenue Commissioners have effectively confirmed that capital allowances will be available on the entire acquisition price under either (A) or (B);

(iii)	except (x) pursuant to the exercise of SkillSoft Share Options in respect of not more than 11,987,958 shares granted prior to 12 February 2010 (being the date of this announcement) and then only in accordance with the existing terms of the existing SkillSoft Share Option Schemes and (y) not more than 210,000 Shares issued pursuant to the SkillSoft Employee Purchase Plan as part of the offering period occurring in or around 31 March 2010, there not having been issued, granted, conferred or awarded by SkillSoft or any other member of the SkillSoft Group other than to any other member of the SkillSoft Group (it being understood that SkillSoft shall not issue, grant, confer or award any shares or any rights or convertible securities to any other member of the SkillSoft Group or agree to do any of the foregoing), or agreed to be issued, granted, conferred or awarded, any shares, or any rights or securities convertible or exchangeable into, or granted the right option, warrant, deferred stock unit, conversion right or other right to call for the issue of, any shares, or effected any share split, share combination, reverse share split, share dividend, recapitalisation, or altered the rights attaching to any shares, or effected any reduction, repayment or cancellation of share capital or share premium or capitalisation any reserves or redeemed or repurchased any shares or other similar transaction (and in any of the foregoing cases, whether or not pursuant to the existing SkillSoft Share Option Schemes);

(iv)	save as disclosed and/or save as publicly disclosed by SkillSoft by the delivery of filings to the Securities and Exchange Commission (other than with respect to “risk factors” or any forward looking information) or by the delivery of an announcement to NASDAQ at any time up to 12 February 2010 (being the date of this announcement) which is publicly available, no litigation, arbitration proceedings, prosecution, legal proceedings or, so far as SkillSoft is actually aware at the date of this announcement, no investigation by any Governmental Authority or agency to which any member of the Wider SkillSoft Group is a party (whether as plaintiff or defendant or otherwise) having been instituted at any time up to 12 February 2010 (being the date of this announcement) that was not disclosed (save where the consequences of such litigation, arbitration proceedings, prosecution or other legal proceedings or investigation are not or would not have a material adverse effect (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as a whole); or

(v)	otherwise than as required by applicable law or regulation, pursuant to the Transaction Agreement or with the consent of SSI, the cash management policies of the SkillSoft Group not having materially changed from such policies as applied by the SkillSoft Group prior to 12 February 2010 (being the date of this announcement) and, other than in the ordinary course of business, having used since 12 February 2010 (being the date of this announcement) all reasonable efforts such as to maximize available cash balances in the United States as at the Effective Date;
(b)	no Irish, United States, German or Austrian federal governmental commission, board, body, bureau, or other regulatory authority or agency, including courts and other judicial bodies, any competition, anti-trust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of any of the foregoing, in each case, in any jurisdiction in which a member of SkillSoft Group currently carries on a material part of the business of the Wider SkillSoft Group (each a ‘Governmental Authority’) having instituted or implemented any action, proceeding, or suit or having made, enforced, enacted, issued or deemed applicable to the Acquisition any statute, regulation or order or having withheld any consent which would reasonably be expected to:
(i)	make the Acquisition or its implementation, or the acquisition or proposed acquisition by SSI of any shares in, or control of, SkillSoft, or any material assets of SkillSoft, void, illegal or unenforceable or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or delay beyond 15 July 2010 the same or impose additional or different material conditions or obligations with respect thereto;

(ii)	result in a delay beyond 15 July 2010 in the ability of SSI, or render SSI unable, to acquire some or all of the SkillSoft Shares or result in or effect any divestiture of, or requirement to hold separate (including by establishing a trust or otherwise), or agree to restrict in any material respect its ownership or operation of, any material portion of the business or assets of SkillSoft, or to enter into any material adverse settlement or consent decree, or agree to any material adverse undertaking, with respect to any material portion of the business or assets of SkillSoft;

(iii)	impose any limitation lasting beyond 15 July 2010 or result in a delay beyond 15 July 2010 in the ability of SSI to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares, SkillSoft Shares, (or the equivalent) in, or to exercise voting or management control over, SkillSoft or any material Subsidiary or subsidiary undertaking of SkillSoft or on the ability of any member of the Wider SkillSoft Group to hold or exercise effectively, directly or indirectly, rights of ownership of shares (or the equivalent) in, or to exercise rights of voting or management control over, any material member of the Wider SkillSoft Group;

(iv)	require any member of the SSI Group or any member of the Wider SkillSoft Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset owned by, any member of the Wider SkillSoft Group owned by any third party;

(v)	except where the consequences thereof would not be material in value terms or otherwise in the context of the Wider SkillSoft Group taken as a whole, impose any limitation on the ability of any member of the SkillSoft Group to integrate or co-ordinate its business, or any part of it, with the businesses of any member of the Wider SkillSoft Group;

(vi)	except where the consequences thereof would not be material in value terms or otherwise in the context of the Wider SkillSoft Group taken as a whole, result in any member of the Wider SkillSoft Group ceasing to be able to carry on business in any jurisdiction;

(vii)	except where the consequences thereof would not be material in value terms or otherwise in the context of the Wider SkillSoft Group taken as a whole, cause any member of the Wider SkillSoft Group to cease to be entitled to any authorisation, order, recognition, grant, consent, clearance, confirmation, licence, permission or approval used by it in the carrying on of its business in any jurisdiction; or

(viii)	except where the consequences thereof would not be material in value terms or otherwise in the context of the Wider SkillSoft Group taken as a whole, otherwise adversely affect the business, financial condition or results of operations of the Wider SkillSoft Group taken as a whole;

for the purposes of this Appendix I, the effects referred to in the foregoing paragraphs (i) through (viii) are referred to as a ‘Restraint’;
(c)	save as disclosed and/or save as publicly disclosed by SkillSoft by the delivery of filings to the Securities and Exchange Commission (other than with respect to “risk factors” or any forward looking information) or by the delivery of an announcement to NASDAQ at any time up to 12 February 2010 (being the date of this announcement) which is publicly available and except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as a whole, to the knowledge and belief of the directors of SkillSoft (which knowledge shall be tested as of the time at which this condition is measured), none of the (i) products (excluding products supplied to any member of the SkillSoft Group by a third party) previously or currently sold by any member of the SkillSoft Group or (ii) business or activities previously or currently conducted by any member of the SkillSoft Group infringes or constitutes a misappropriation of, any Intellectual Property of any third party;

(d)	save as disclosed and/or save as publicly disclosed by SkillSoft by the delivery of filings to the Securities and Exchange Commission (other than with respect to “risk factors” or any forward looking information) or by the delivery of an announcement to NASDAQ at any time up to 12 February 2010 (being the date of this announcement) which is publicly available, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the SkillSoft Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the Acquisition or the acquisition or proposed acquisition by SSI of any shares or other securities (or the equivalent) in or control of SkillSoft or any member of the SkillSoft Group or because of a change of control or management of SkillSoft or otherwise, would be reasonably expected to result (except where, in any of the following cases, the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as whole) in:
(i)	any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the Wider SkillSoft Group becoming, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity;

(ii)	the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the Wider SkillSoft Group or any such mortgage, charge or other security interest becoming enforceable;

(iii)	any such arrangement, agreement, licence, permit, franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests of any member of the Wider SkillSoft Group thereunder, or the business of any such members with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated or adversely modified or any adverse action being taken or any obligation or liability arising thereunder;

(iv)	any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider SkillSoft Group being or falling to be disposed of or charged, or ceasing to be available to any member of the Wider SkillSoft Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the Wider SkillSoft Group otherwise than in the ordinary course of business;

(v)	any member of the Wider SkillSoft Group ceasing to be able to carry on business, being prohibited from carrying on business or being subject to a restriction imposing a non-compete, exclusivity or similar restrictive covenant on the Wider SkillSoft Group, in each case, in any jurisdiction in which it currently carries on business;

(vi)	the value of, or financial or commercial position of any member of the Wider SkillSoft Group being prejudiced or adversely affected; or

(vii)	the creation of any liability or liabilities (actual or contingent) by any member of the Wider SkillSoft Group;

unless, if any such provision exists, such provision shall have been waived, modified or amended on terms reasonable satisfactory to SSI;
(e)	save as disclosed and/or save as publicly disclosed by SkillSoft by the delivery of filings to the Securities and Exchange Commission (other than with respect to “risk factors” or any forward looking information) or by the delivery of an announcement to NASDAQ at any time up to 12 February 2010 (being the date of this announcement) which is publicly available and except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as a whole, the Wider SkillSoft Group (A) conducting its business in the ordinary course consistent with past practice in all respects and in compliance in all respects with all applicable laws and regulations, (B) using reasonable endeavours to preserve substantially intact its business organisation and goodwill and to keep available the services of its executive officers and key employees and preserve the relationships with those Persons having business dealings with the SkillSoft Group, and no member of the SkillSoft Group taking or agreeing to take, at any time after 12 February 2010 (being the date of this announcement), any of the following actions (except as expressly required by applicable law or regulation, the Transaction Agreement or by the Scheme, or to the extent SSI shall consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)	amending its memorandum and articles of association or its equivalent organisational documents;

(ii)	except as required to comply with written employment agreements, plans or other arrangements existing at the date of the Transaction Agreement:
1.	increasing the base salary of any member of the SkillSoft senior management team or increasing the base salary of any employee unless the aggregate of all such increases is equal to or less than 5% of the aggregate base salaries of all employees of the SkillSoft Group;

2.	enter into any new material agreement with persons that are Affiliates or amend or otherwise modify in any material respect any material agreement or arrangement with persons that are Affiliates; and

3.	save for the entry into new executive compensation plans in substantially the form (as to terms and conditions) disclosed to SSI at any time up to 12 February 2010 (being the date of this announcement), entering into or amending or otherwise modifying any agreement or arrangement with officers or directors of SkillSoft, unless the aggregate cost attributable to all such amendments or modifications is equal to or less than 5% of the aggregate compensation of all officers and directors of the SkillSoft Group;
(iii)	except in connection with a Third Party Transaction Proposal after a change in Scheme Recommendation or any other transaction having an aggregate value of not more than US$5,000,000, (A) merging with, entering into a consolidation with, entering into a scheme of arrangement with or acquiring an interest in any person or acquiring the whole or a substantial portion of the assets or business of any person or any division or line of business thereof, (B) acquiring any assets having an aggregate value of more than US$1,000,000, except in the ordinary course of business, or (C) entering into any agreement or arrangement for any of the above;

(iv)	entering into any agreement the effect of which would be to impose any non-compete, exclusivity or similar restrictive covenants on SkillSoft which are material and adverse to the business of the Wider SkillSoft Group or any material member of the SkillSoft Group or which would, following the Effective Date, bind any member of the Investor Group (other than SkillSoft and members of the SkillSoft Group);

(v)	incurring any indebtedness in a sum greater than US$5,000,000 for money borrowed by any member of the SkillSoft Group other than (i) such indebtedness or lines of credit which existed as of October 31, 2009 as reflected on the balance sheet included in SkillSoft’s interim results published in its Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2009 filed with the SEC, or (ii) any indebtedness owed to any member of the SkillSoft Group by any member of the SkillSoft Group;

(vi)	guaranteeing indebtedness of another person (other than another member of the SkillSoft Group);

(vii)	issuing, selling or amending any debt securities or warrants or other rights to acquire any debt securities of SkillSoft or any member of the SkillSoft Group, or guaranteeing any debt securities of another person (other than another member of the SkillSoft Group);

(viii)	other than in the ordinary course of business, being a creditor in respect of any financial indebtedness (it being understood that the provision of credit to customers of any member of the Wider SkillSoft Group shall not constitute “financial indebtedness”);

(ix)	entering into, modifying, amending or terminating any commodity hedging agreement, and any other agreement, involving credit exposure for SkillSoft or any member of the SkillSoft Group;

(x)	materially changing any material tax planning strategy of the SkillSoft Group; and

(xi)	authorising, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation or dissolution of SkillSoft or any member of the SkillSoft Group provided that this does not apply to the liquidation or dissolution of Fidalco Limited, Stargazer Productions, SmartForce Business Skills Limited or KnowledgeWell Group Limited that has commenced prior to the date of the Transaction Agreement;

(f)	save as disclosed and/or save as publicly disclosed by SkillSoft by the delivery of filings to the Securities and Exchange Commission (other than with respect to “risk factors” or any forward looking information) or by the delivery of an announcement to NASDAQ at any time up to 12 February 2010 (being the date of this announcement) which is publicly available:
(i)	there not having arisen any adverse change or adverse deterioration in the business, financial condition or results of operations or profits of SkillSoft or any member of the Wider SkillSoft Group (save to an extent which would not have a material adverse effect (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as a whole);

(ii)	save as disclosed and/or save as publicly disclosed by SkillSoft by the delivery of filings to the Securities and Exchange Commission (other than with respect to “risk factors” or any forward looking information) or by the delivery of an announcement to NASDAQ at any time up to 12 February 2010 (being the date of this announcement) which is publicly available SSI not having discovered that any financial, business or other information concerning the SkillSoft Group which has been disclosed is misleading, contains a misrepresentation of fact or omits to state a fact necessary, in light of the circumstances in which it was made, to make the information contained therein not misleading (save to an extent which would not have a material adverse effect (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as a whole); and

(iii)	no contingent or other liability existing at any time up to 12 February 2010 (being the date of this announcement) of which SkillSoft is actually aware at the date of this announcement that was not disclosed which would reasonably be expected to affect adversely any member of the Wider SkillSoft Group (save to an extent which would not have a material adverse effect (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as a whole);
(g)	save as disclosed and/or save as publicly disclosed by SkillSoft by the delivery of filings to the Securities and Exchange Commission (other than with respect to “risk factors” or any forward looking information) or by the delivery of an announcement to NASDAQ at any time up to 12 February 2010 (being the date of this announcement) which is publicly available:
(i)	no member of the SkillSoft Group being in default under the terms or conditions of any facility or agreement or arrangement for the provision of loans, credit or drawdown facilities, or of any security, surety or guarantee in respect of any facility or agreement or arrangement for the provision of loans, credit or drawdown facilities to any member of the SkillSoft Group (save where such default is not or would not be material (in value terms or otherwise) in the context of the Wider SkillSoft Group taken as a whole);

(ii)	no member of the SkillSoft Group having recommended, announced, declared, set aside, paid or made or proposed the recommendation, announcement, declaration, setting aside of any payment or making of any dividend, any bonus issue or make any other distribution or payment (whether in cash, securities or other property) (other than dividends from a wholly-owned subsidiary of SkillSoft to another wholly-owned subsidiary of SkillSoft or to SkillSoft); or

(iii)	no member of the SkillSoft Group having directly or indirectly redeemed, purchased or otherwise acquired any of its shares or any equity interest of any member of the SkillSoft other than as permitted pursuant to the Transaction Agreement;

(h)	for the purposes of the conditions set out above:
(i)	‘disclosed’ means (A) fairly disclosed in writing by or on behalf of SkillSoft to SSI Group or its Representatives at any time up to 3.00 p.m. (United States Eastern Time) on 11 February 2010 or (ii) contained, as of 3.00 p.m. (United States Eastern time) on 11 February 2010, in the ftp (file transfer protocol) site maintained by SkillSoft to share due diligence materials with the SSI Group;

(ii)	“Governmental Authority” has the meaning given to such expression in paragraph 2 (b) of this Appendix I;

(iii)	‘Intellectual Property’ means (A) patents, trademarks, service marks, trade names, domain names, copyrights and designs, (B) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, and (C) rights under applicable trade secret laws as are applicable to processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and other tangible or intangible proprietary or confidential information and materials;

(iv)	‘SkillSoft Group’ means SkillSoft and its Subsidiaries and subsidiary undertakings;

(v)	‘parent undertaking’, ‘subsidiary undertaking’, ‘associated undertaking’ and ‘undertaking’ have the meanings given by the European Communities (Companies: Group Accounts) Regulations, 1992;

(vi)	‘SSI Group’ means SSI and its parent undertakings and its Subsidiaries and subsidiary undertakings and any other Subsidiary or subsidiary undertaking of its parent undertaking;

(vii)	‘substantial interest’ means an interest in 20 per cent. or more of the voting equity capital of an undertaking;

(viii)	‘Wider SkillSoft Group’ means the SkillSoft Group, its associated undertakings and any entities in which any member of the SkillSoft Group holds a substantial interest; and

(ix)	‘Wider SSI Group’ means the SSI Group, its associated undertakings and any entities in which any member of the SSI Group holds a substantial interest.
3.	Subject to the requirements of the Panel, SSI reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions except for 1(a), (b), (c), (d), and 2(a)(i).

4.	The Acquisition will lapse unless all of the conditions set out above have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by SSI in its discretion to be or to remain satisfied on the Effective Date.

5.	If SSI is required to make an offer for SkillSoft Shares under the provisions of Rule 9 of the Takeover Rules, SSI shall make such alterations to any of the above conditions as are necessary to comply with the provisions of that rule.

6.	SSI reserves the right, with the consent of the Panel to effect the Acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 80 per cent. of the nominal value and voting rights of the SkillSoft Shares to which such an offer relates and which are not already in the beneficial ownership of SSI within the meaning of Section 204 of the Act), so far as applicable, as those which would apply to the Scheme.

Appendix II
Sources and Bases of Information
1.	Unless otherwise stated, the financial information relating to the SkillSoft Group is extracted from the audited consolidated financial statements of the SkillSoft Group for the relevant financial year.

2.	The value of the entire issued and to be issued ordinary share capital of SkillSoft is based upon 94,656,179 SkillSoft Shares in issue, and 11,987,958 SkillSoft Shares issuable to SkillSoft Optionholders under the SkillSoft Share Option Plans as at 11 February 2010.

3.	SkillSoft Share prices are sourced from the NASDAQ Global Select Market.

4.	References to a percentage of SkillSoft Shares are based on the number of SkillSoft Shares in issue as at 11 February 2010 but do not include any shares issuable to SkillSoft Optionholders under the SkillSoft Share Option Plans.

5.	Reference to the arrangements in place between SkillSoft and SSI regarding an expenses reimbursement agreement are sourced from the terms of the Expenses Reimbursement Agreement approved by the Panel.

6.	References to the irrevocable undertakings to vote in favour of the Acquisition and the Scheme are sourced from the signed voting undertakings of the members of the Board of SkillSoft who are SkillSoft Securityholders, the signed voting undertaking of Gregory Porto, the signed voting undertaking of Susan Moran, the signed voting undertaking of Stockbridge and the signed voting undertaking of Stockbridge Partners LLC.

Appendix III
SkillSoft Financial Information
Section 1 contains extracts of SkillSoft’s Earnings Release dated 19 November 2009.
Section 2 contains tables consisting of SkillSoft’s previously disclosed quarterly financial information for the 12 months ended 31 October 2009.

SkillSoft Financial Information — Section 1
EXTRACTS FROM FISCAL 2010 THIRD QUARTER RESULTS
NASHUA, NH, November 19, 2009 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its third quarter of fiscal 2010.
The Company reported total revenue of $80.4 million for its third quarter ended October 31, 2009 of its fiscal year ending January 31, 2010 (fiscal 2010), which represented a 3% decrease from the $83.1 million reported in its third quarter of the fiscal year ended January 31, 2009 (fiscal 2009). Revenue for the third quarter of fiscal 2010 was negatively impacted by approximately $0.6 million due to the differences in foreign exchange rates in effect during the third quarter as compared to the foreign exchange rates during the third quarter of fiscal 2009. The Company’s deferred revenue balance at October 31, 2009 was approximately $140.4 million as compared to approximately $142.6 million at October 31, 2008. The 2% decrease in deferred revenue reflects a decline in order intake and billings which was offset by approximately $3.1 million from the positive impact of differences between foreign exchange rates at October 31, 2009 and foreign exchanges rates at October 31, 2008.
On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $19.6 million, or $0.21 per basic share and $0.20 per diluted share, for the third quarter of fiscal 2010 as compared to net income of $12.0 million, or $0.12 per basic share and $0.11 per diluted share, for the third quarter of fiscal 2009.
“We are pleased that our fiscal 2010 third quarter results exceeded the revenue and EPS range we targeted in August 2009 despite the cautious customer environment in which we continue to operate,” said Chuck Moran, President and Chief Executive Officer. “We are investing a portion of our incremental adjusted EBITDA (resulting from performance in excess of our projections) in additional international content research and development in the second half of fiscal 2010 to increase our international value proposition and future revenue growth outlook. We are also currently developing our fiscal 2011 operating plans and are considering continued additional investment from our incremental adjusted EBITDA in fiscal 2010 to support future international revenue growth opportunities.”
Gross margin increased to 91% for the Company’s fiscal 2010 third quarter as compared to 87% for the fiscal 2009 third quarter. The increase in gross margin for the fiscal 2010 third quarter includes a reduction in the amortisation of intangible assets related to acquired technology and capitalised software development costs of 2% of revenue, or $1.7 million. Gross margin was further improved due to cost reductions related to personnel, hosting services and consulting expenses as well as a shift in product mix away from royalty-bearing products.
Research and development expenses increased to $12.5 million in the fiscal 2010 third quarter from $12.1 million in the fiscal 2009 third quarter. This increase was primarily due to incremental international content development expenses to support future revenue growth opportunities, partially offset by reductions in compensation and benefits related to certain cost savings initiatives. Research and development expenses were 16% of revenue for the fiscal 2010 third quarter as compared to 15% for the fiscal 2009 third quarter.
Sales and marketing expenses decreased to $23.3 million in the fiscal 2010 third quarter from $26.4 million in the fiscal 2009 third quarter. This decrease was primarily due to a reduction in net sales compensation and sales incentive expenses, as well as decreased marketing expenses and a lower number of non-field sales personnel. Sales and marketing expenses were 29% of revenue for the fiscal 2010 third quarter as compared to 32% for the fiscal 2009 third quarter.
General and administrative expenses decreased to $7.9 million for the fiscal 2010 third quarter from $9.1 million in the fiscal 2009 third quarter. This decrease was primarily due to reductions in professional fees related to the Company’s business realignment strategy, which was substantially completed in fiscal 2009, and reductions in personnel and outside contractor expenses. General and administrative expenses were 10% of revenue for the fiscal 2010 third quarter as compared to 11% for the fiscal 2009 third quarter.

The Company’s interest expense decreased to $1.6 million for the fiscal 2010 third quarter as compared to $3.4 million for the fiscal 2009 third quarter. This decrease was primarily due to principal payments made to reduce the Company’s outstanding debt.
The Company’s effective tax rate from continuing operations was 24.3% for the nine month period ended October 31, 2009 and consisted of a cash tax provision of approximately $5.9 million (8.0%) and a non-cash tax provision of approximately $11.9 million (16.3%). This compares to a 38.5% effective tax rate for the nine month period ended October 31, 2008, which consisted of a cash tax provision of approximately $3.1 million (6.3%) and a non-cash tax provision of approximately $15.7 million (32.2%). The decrease in the current year effective tax rate is primarily due to the geographic distribution of worldwide earnings as a result of the business re-alignment that took effect at the beginning of fiscal 2010.
Adjusted EBITDA (an important leverage covenant included in the Company’s credit facility) for the fiscal 2010 third quarter was $32.1 million as compared to $28.8 million for the fiscal 2009 third quarter. Adjusted EBITDA for the fiscal 2010 third quarter is calculated by taking net income ($19.6 million) and adding back depreciation and amortisation ($0.8 million), amortisation of intangible assets and capitalised software development costs ($2.2 million), stock-based compensation ($1.4 million), interest expense ($1.6 million), provision for income taxes ($6.3 million), and other expense net of interest income ($0.2 million). At October 31, 2009, SkillSoft’s trailing 12 month debt to adjusted EBITDA ratio was approximately 0.7.
SkillSoft had approximately $66.2 million in cash, cash equivalents, short-term investments and restricted cash as of October 31, 2009 as compared to $42.7 million as of January 31, 2009. This increase is primarily due to cash provided by operations of $87.8 million and proceeds received of $3.5 million from the exercise of share options under the Company’s various share option programmes and from share purchases made under the Company’s 2004 employee share purchase plan during the first nine months of fiscal 2010. The increase was partially offset by principal payments made of $38.8 million against long-term debt, payments of $29.8 million to repurchase shares and $1.7 million for property and equipment purchases.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2010 third quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 6 days in the fiscal 2010 third quarter as compared to 10 days in the year ago period and 4 days in the second quarter of fiscal 2010. On a gross basis, which considers all items billed as receivables, DSOs were 78 days in the fiscal 2010 third quarter as compared to 80 days in the year ago quarter and 71 days in the second quarter of fiscal 2010. The decrease in gross and net basis DSOs is due to improvements in customer collection efforts. The increase in gross and net basis DSOs in the third quarter as compared to the second quarter of fiscal 2010 is primarily attributed to the mix of billing arrangements with extended payment terms.
About SkillSoft
SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organisations to maximise business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitised IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

SkillSoft PLC
Condensed Consolidated Balance Sheets
(In thousands)

	October
	31, 2009	January
	(Unaudited)	31, 2009
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$63,453	$38,952
Restricted cash	2,792	3,790
Accounts receivable, net	69,816	146,362
Deferred tax assets	30,295	26,444
Prepaid expenses and other current assets	14,781	18,286

Total current assets	181,137	233,834

Property and equipment, net	5,960	7,661
Goodwill	238,550	238,550
Intangible assets, net	6,687	13,472
Deferred tax assets	56,125	78,223
Other assets	9,585	3,360

Total assets	$498,044	$575,100

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Current maturities of long-term debt	$865	$1,253
Accounts payable	4,175	5,648
Accrued expenses	28,079	37,273
Deferred revenue	140,424	201,518

Total current liabilities	173,543	245,692

Long-term debt	83,716	122,131
Other long-term liabilities	2,663	3,221

Total long-term liabilities	86,379	125,352

Total stockholders’ equity	238,122	204,056

Total liabilities and stockholders’ equity	$498,044	$575,100

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Nine Months Ended
	October 31,
	2009	2008
Cash flows from operating activities:

Net income	$55,580	$31,985
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,641	4,504
Depreciation and amortisation	3,419	3,921
Amortization of intangible assets	6,786	13,645
Recovery of bad debts	(130)	(187)
Provision for income taxes — non-cash	11,924	15,727
Gain on sale of discontinued operations	—	(3,386)
Non-cash interest expense	854	898
Tax expense (benefit) related to exercise of non-qualified stock options	169	(1,247)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	80,962	92,756
Prepaid expenses, other current assets and other assets	3,951	7,907
Accounts payable	(1,502)	(858)
Accrued expenses (including long term)	(10,809)	(21,663)
Deferred revenue	(68,029)	(68,608)

Net cash provided by operating activities	87,816	75,394

Cash flows from investing activities:

Purchases of property and equipment	(1,703)	(4,066)
Cash paid for business acquisitions	—	(250)
Purchases of investments	(7,762)	(18,545)
Maturity of investments	5,212	23,337
Decrease in restricted cash	998	218
Cash received from sale of discontinued operations	—	6,903

Net cash (used in) provided by investing activities	(3,255)	7,597

Cash flows from financing activities:

Exercise of stock options	1,343	16,412
Proceeds from employee stock purchase plan	2,192	3,063
Principal payments on long-term debt	(38,802)	(55,303)
Acquisition of treasury stock	(29,817)	(56,495)
Tax (expense) benefit related to exercise of non-qualified stock options	(169)	1,247

Net cash used in financing activities	(65,253)	(91,076)

Effect of exchange rate changes on cash and cash equivalents	2,641	(3,210)

Net increase (decrease) in cash and cash equivalents	21,949	(11,295)
Cash and cash equivalents, beginning of period	37,853	76,059

Cash and cash equivalents, end of period	$59,802	$64,764

SkillSoft PLC Historical Condensed Consolidated Income Statements
Three Months Ended, Unaudited, In Thousands Except Share and Per Share Data

	January 31,	April 30,	July 31,	October 31,
	2009	2009	2009	2009

Revenues	$80,455	$76,439	$78,926	$80,402
Cost of revenues	7,979	7,473	7,524	6,845
Cost of revenues — amortization of intangible assets	33	32	32	32

Gross profit	$72,443	$68,934	$71,370	$73,525
Operating expenses:
Research and development	11,404	8,998	9,706	12,508
Selling and marketing	26,231	22,411	24,387	23,336
General and administrative	9,320	7,757	9,400	7,857
Amortization of intangible assets	2,737	2,455	2,117	2,118
Merger and integration related expenses	—	—	—	—
Restructuring	1,523	52	4	—
SEC investigation	—	—	—	—

Total operating expenses	$51,215	$41,673	$45,614	$45,819

Operating income	21,228	27,261	25,756	27,706
Other income (expense), net	864	(618)	(605)	(220)
Interest income	110	70	68	66
Interest expense	(3,204)	(2,445)	(2,032)	(1,633)
Income before provision for income taxes from continuing operations	18,998	24,268	23,187	25,919
Provision for income taxes	169	5,489	6,016	6,289

Income from continuing operations	$18,829	$18,779	$17,171	$19,630
(Loss) income from discontinued operations, net of income tax (benefit) expense	(25)	—	—	—
Net Income	$18,804	$18,779	$17,171	$19,630
Net Income per share
Basic — continuing operations	$0.19	$0.19	$0.18	$0.21
Basic – discontinued operations	—	—	—	—

	$0.19	$0.19	$0.18	$0.21
Basic weighted average shares outstanding	101,158,502	97,740,295	96,395,118	95,374,749
Diluted — continuing operations	$0.18	$0.19	$0.17	$0.20
Diluted — discontinued operations	—	—	—	—

	$0.18	$0.19	$0.17	$0.20
Diluted weighted average shares outstanding	102,395,390	99,095,854	98,381,904	98,501,863

SkillSoft PLC Historical Condensed Consolidated Balance Sheets
In Thousands, Except Share and Per Share Data

		April 30,	July 31,	October 31,
	January 31,	2009	2009	2009
	2009	(Unaudited)	(Unaudited)	(Unaudited)

Current Assets
Cash and cash equivalents	$37,853	$76,789	$63,510	$59,802
Short-term investments	1,099	599	4,265	3,651
Restricted cash	3,790	3,828	3,907	2,792
Accounts receivable, net	146,362	66,147	62,930	69,816
Prepaid expenses & other current assets	18,286	17,387	15,897	14,781
Deferred tax assets	26,444	27,076	31,976	30,295

Total Current Assets	$233,834	$191,826	$182,485	$181,137
Property & equipment, net	7,661	7,316	6,522	5,960
Intangible assets, net	13,472	10,986	8,836	6,687
Goodwill	238,550	238,550	238,550	238,550
Deferred tax assets	78,223	70,457	61,862	56,125
Other assets	3,360	6,825	7,809	9,585

Total Assets	$575,100	$525,960	$506,064	$498,044

Current Liabilities
Current maturities of long term debt	1,253	1,070	968	865
Accounts payable	5,648	2,190	1,636	4,175
Accrued compensation	13,513	6,225	10,101	9,916
Accrued expenses	23,760	18,190	16,179	18,163
Deferred revenue	201,518	173,958	155,245	140,424

Total Current Liabilities	$245,692	$201,633	$184,129	$173,543
Long term debt	122,131	104,021	93,856	83,716
Other long term liabilities	3,221	3,515	3,168	2,663

Total Long Term Liabilities	$125,352	$107,536	$97,024	$86,379

Shareholders’ Equity
Ordinary shares, €0.11 par value per share: 250,000,000 shares authorized; 95,222,637, 95,924,298, 97,986,914 and 98,892,249 shares issued at October 31, 2009, July 31, 2009, April 30, 2009 and January 31, 2009, respectively	10,600	10,467	10,150	10,033
Additional paid-in capital	509,177	504,754	490,570	484,545
Treasury stock, at cost, 197,200, 174,200, 941,054 and 830,802 ordinary shares at October 31, 2009, July 31, 2009, April 30, 2009 and January 31, 2009, respectively	(5,317)	(7,102)	(1,398)	(1,928)
Accumulated deficit	(310,874)	(292,095)	(274,924)	(255,294)
Accumulated other comprehensive income	470	767	513	766
Total Shareholders’ Equity	$204,056	$216,791	$224,911	$238,122

Total Liabilities and Shareholders’ Equity	$575,100	$525,960	$506,064	$498,044

SkillSoft PLC Historical Condensed Consolidated Statements of Cash Flows
Year to Date, In Thousands

		April 30,	July 31,	October 31,
	January 31,	2009	2009	2009
	2009	(Unaudited)	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net Income	$50,789	$18,779	$35,950	$55,580
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	6,132	1,621	3,211	4,641
Depreciation and amortization	5,277	1,283	2,598	3,419
Amortization of intangible assets	16,415	2,487	4,636	6,786
(Recovery of) Provision for bad debts	(130)	(37)	529	(130)
Provision for income taxes — non-cash	15,102	3,288	6,646	11,924
Gain on sale of discontinued operations	(3,386)	—	—	—
Non-cash interest expense	1,197	297	576	854
Tax (benefit) effect related to exercise of non-qualified stock options	(1,494)	(5)	(22)	169
Changes in current assets and liabilities:
Accounts receivable	17,006	81,169	85,900	80,962
Prepaid expenses, other current assets and other assets	8,494	985	2,769	3,951
Accounts payable	3,446	(3,429)	(4,039)	(1,502)
Accrued expenses, including long-term	(14,271)	(12,271)	(12,005)	(10,809)
Deferred revenue	(6,890)	(29,183)	(51,980)	(68,029)
Net cash provided by operating activities	$97,687	$64,984	$74,769	$87,816

Cash flows from investing activities
Purchases of property and equipment	(5,748)	(986)	(1,432)	(1,703)
Cash paid for business acquisitions	(250)	—	—	-
Purchases of investments	(19,645)	(600)	(5,512)	(7,762)
Maturity of investments	32,137	1,100	2,350	5,212
(Increase) Decrease in restricted cash, net	173	(38)	(117)	998
Cash received from sale of discontinued operations	6,903	—	—	—
Net cash (used in) provided by investing activities	$13,570	$(524)	$(4,711)	$(3,255)

Cash flows from financing activities
Exercise of share options	16,455	269	361	1,343
Proceeds from employee share purchase plan	3,063	1,164	1,164	2,192
Principal payments on long term debt	(75,616)	(18,293)	(28,560)	(38,802)
Acquisition of treasury stock	(91,860)	(9,399)	(19,896)	(29,817)
Tax (effect) benefit related to exercise of non-qualified stock options	1,494	5	22	(169)
Net cash used in financing activities	$(146,464)	$(26,254)	$(46,909)	$(65,253)

Effect of exchange rate changes on cash and cash equivalents	(2,999)	730	2,508	2,641
Net increase (decrease) in cash and cash equivalents	$(38,206)	$38,936	$25,657	$21,949
Cash and cash equivalents, beginning of period	$76,059	$37,853	$37,853	$37,853
Cash and cash equivalents, end of period	$37,853	$76,789	$63,510	$59,802

Appendix IV
Definitions
The following definitions apply throughout this document, unless the context requires otherwise:

“Acquisition”	the proposed acquisition by SSI of SkillSoft by means of the Scheme as described in this announcement;

the “Act”	the Companies Act 1963 of Ireland, as amended;

“Acting in Concert”	shall have the meaning given to that term in the Irish Takeover Panel Act 1997, as amended;

“Advent”	Advent International Corporation;

“Affiliate”	with respect to any person, any other person controlling, controlled by or under common control with such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract or otherwise;

“Bain Capital Partners”	Bain Capital Partners, LLC;

“Barclays Bank”	Barclays Bank PLC;

“Barclays Capital”	Barclays Capital, Inc;

“Berkshire”	Berkshire Partners LLC;

“Board of SkillSoft”	Chuck Moran, James Krzywicki, Ferdinand von Prondzynski, William Meagher, Howard Edelstein and William Boyce;

“Business Day”	any day, other than a Saturday, Sunday or public holiday in Ireland or the State of New York;

“Cancellation Record Time”	the date and time specified in the Scheme Document as being the “Cancellation Record Time”;

“Cancellation Shares”	(i) the SkillSoft Shares in issue at the date of the Scheme Document;

(ii) any SkillSoft Shares issued after the date of the Scheme Document and before the Voting Record Time; and

(iii)   any SkillSoft Shares issued at or after the Voting Record Time and before the Cancellation Record Time on terms that the holder thereof shall be bound by the Scheme, or in respect of which the original or any subsequent holder thereof agrees in writing to be bound by the Scheme;

but excluding the Transfer Shares and the Designated Shares;

“Clearances”	all consents, clearances, permissions and waivers that need to be obtained, all applications and filings that need to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any Governmental Authority in connection with the implementation of the Scheme and/or the Acquisition and, in each case, that constitute Conditions;

and any reference to Conditions having been “satisfied” shall be construed as meaning that the foregoing have been obtained, or where appropriate, made or expired in accordance with the relevant Condition;

“Closing Price”	the closing price of a SkillSoft Share as derived from the NASDAQ list;

“Companies Acts”	the Companies Acts 1963 to 2009 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006;

“Conditions	the conditions to the Scheme and the Acquisition set out in Appendix I to this Announcement;

“Consideration”	the cash consideration of US$10.80 per SkillSoft Share payable to Scheme Shareholders for each SkillSoft Share cancelled or transferred pursuant to the Scheme;

“Court Meeting”	the meeting or meetings of the Scheme Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Order”	the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of share capital which forms part of it under Sections 72 and 74 of the Act;

“Credit Suisse”	Credit Suisse Securities (USA) LLC;

“Designated Shares”	means the seven SkillSoft Shares to be held by nominees appointed by SSI on behalf of SSI, in each case from a date prior to the date on which the Court Meeting is held;

“directors of SkillSoft” or “the Board”	the board of directors of SkillSoft;

“directors of SSI”	the board of directors of SSI;

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended;

“Expenses Reimbursement Agreement”	the agreement described in paragraph 12 of this announcement;

“Extraordinary General Meeting” or “EGM”	the extraordinary general meeting of the SkillSoft Shareholders to be convened in connection with the Scheme, expected to be held on the same day as the Court Meeting (and any adjournment thereof);

“High Court”	the High Court of Ireland;

“HSR Act”	the Hart-Scott-Rodino Anti-Trust Improvements Act 1976 of the United States, as amended;

“Independent Committee”	the independent committee of the Board of SkillSoft comprising James Kryzwicki, Ferdinand von Prondzynski and William Meagher;

“Investor Group”	funds sponsored by each of Berkshire, Advent and Bain Capital Partners;

“Ireland”	Ireland excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“Morgan Stanley”	Morgan Stanley & Co. Incorporated;

“NASDAQ”	the NASDAQ Global Select Market;

“Northern Ireland”	the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“Offer Period”	the period commencing on 12 February 2010 (the date of this announcement) and ending on the earlier of the Effective Date and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Panel may decide or the Takeover Rules dictate);

“Panel”	the Irish Takeover Panel;

“Registrar of Companies”	the Registrar of Companies in Ireland;

“Relevant Securities”	has the meaning assigned by Rule 2.1(a) of Part A of the Takeover Rules;

“Resolutions”	the resolutions to be proposed at the EGM and the Court Meeting to effect the Scheme, which will be set out in the Scheme Document, other than any adjournment resolution included in the Scheme Document;

“Restricted Jurisdiction”	any jurisdiction in respect of which it would be unlawful for this announcement to be released, published or distributed, in whole or in part, in, into or from, including for the avoidance of doubt, Canada, South Africa, Australia and Japan;

“Revolving Credit Facility”	with respect to each lender, the commitment, if any, of such lender to make revolving loans;

“Scheme” or “Scheme of Arrangement”	the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition in such terms as SkillSoft may determine in accordance with Clause 3 of the Transaction Agreement, including any revision thereof;

“Scheme Document”	a document to be distributed to SkillSoft Securityholders and, for information only, to SkillSoft Optionholders and persons entitled to purchase rights under the SkillSoft Employee Purchase Plan containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules, and (v) such other information as SkillSoft and SSI shall agree. Notwithstanding the foregoing, the Scheme Document shall also comply in all material respects as to form with the applicable requirements of the Exchange Act and the rules and regulations thereunder for a proxy statement;

“Scheme Recommendation”	the unanimous recommendation of the Board that SkillSoft Shareholders vote in favour of the Resolutions;

“Scheme Record Time”	the date and time specified in the Scheme Document as being the “Scheme Record Time”;

“Scheme Shareholders”	the holders of Scheme Shares;

“Scheme Shares”	the Cancellation Shares and the Transfer Shares;

“Securities and Exchange Commission”	the United States Securities and Exchange Commission;

“Senior Unsecured Interim Loan”	the Senior Unsecured Interim Loan Agreement dated 11 February 2010 among SSI LuxCo II S.à r.l., a private limited liability company formed under the laws of Luxembourg, the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent and Morgan Stanley Senior Funding, Inc. and Barclays Capital, the investment banking division of Barclays Bank, as Joint Lead Arrangers and Joint Book-Runners;

“SkillSoft” or the “Company”	SkillSoft PLC;

“SkillSoft ADSs”	American Depository Shares, each representing one SkillSoft Share;

“SkillSoft Employee Purchase Plan”	the 2004 SkillSoft Employee Share Purchase Plan;

“SkillSoft ADS Holders”	holders of SkillSoft ADSs;

“SkillSoft Group” or the “Group”	SkillSoft, its subsidiaries and associated undertakings;

“SkillSoft Options”	options to subscribe for SkillSoft Shares pursuant to the SkillSoft Share Option Plans;

“SkillSoft Optionholders”	the holders of SkillSoft Options;

“SkillSoft Securityholders”	SkillSoft Shareholders and SkillSoft ADS Holders;

“SkillSoft Share Option Plans”	the Booksx24X7.com 1994 Stock Option Plan, the 1994 Share Option Plan, the 1996 Supplemental Stock Plan, the SkillSoft Corporation 1998 Stock Incentive Plan, the SkillSoft Corporation 2001 Stock Incentive Plan, the SkillSoft plc 2002 Share Option Plan and the SkillSoft Public Limited Company 2001 Outside Director Plan;

“SkillSoft Shareholders” or “Shareholders”	holders of SkillSoft Shares;

“SkillSoft Share” or “SkillSoft Shares”	ordinary shares of €0.11 each in the share capital of SkillSoft;

“SSI”	SSI Investments III Limited;

“SSI Group”	SSI and its parent undertaking and its subsidiaries and subsidiary undertakings and any other subsidiary or subsidiary undertaking of its parent undertaking;

“Stockbridge”	Stockbridge Fund L.P.;

“Takeover Rules”	the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended;

“Term Loan Facility”	Term Loan Commitments and the Term Loans made thereunder;

“Third Party Transaction Proposal”	any proposal or offer for the acquisition of control (as defined in the Takeover Rules) of SkillSoft, or any other transaction that involves a change of control of SkillSoft through the acquisition of more than 50% of the voting and other equity securities of SkillSoft Shares (whether by acquiring any interest in SkillSoft Shares, SkillSoft ADRs or SkillSoft ADSs), or a disposal or acquisition of more than 50% of the assets of SkillSoft (taken as a whole) or a share exchange of SkillSoft Shares for shares in another company or body corporate;

“Transaction Agreement”	the transaction agreement dated 11 February 2010 between SkillSoft and SSI in relation to the implementation of the Scheme;

“Transfer Shares”	the SkillSoft Shares issued at or after the Cancellation Record Time and at or before the Scheme Record Time excluding, for the avoidance of doubt, the Designated Shares;

“US$” or “$”	United States Dollars, the lawful currency of the United States; and

“Voting Record Time”	the date and time specified in the Scheme Document by reference to which entitlements to vote on the Scheme will be determined.
Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to Irish legislation unless specified otherwise.